SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
----------------
FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 15, 2013 (October 14, 2013)
Education Management Corporation
------------------------------------------------------
(Exact name of registrant as specified in its charter)

Pennsylvania              001-34466             25-1119571
------------------------------------------------------------------
(State or other jurisdiction        (Commission            (IRS Employer
of incorporation)             File Number)          Identification No.)

210 Sixth Avenue, Pittsburgh, Pennsylvania    15222
-------------------------------------------------------------------------
         (Address of principal executive offices)    (Zip code)
Registrant's telephone number, including area code: (412) 562-0900
Check the appropriate box below if the Form 8−K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a−12 under the Exchange Act (17 CFR 240.14a−12)

☐	Pre-commencement communications pursuant to Rule 14d−2(b) under the Exchange Act (17 CFR 240.14d−2(b))

☐	Pre-commencement communications pursuant to Rule 13e−4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 - Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 14, 2013, Education Management Corporation (the “Company”) announced the appointment of Robert G. Hrivnak, age 53, as Controller and Chief Accounting Officer. Prior to joining Education Management Corporation, Mr. Hrivnak was employed by Fluor Corporation since January 2008 as Assistant Corporate Controller. From 2004 to 2008, Mr. Hrivnak was Senior Director of External Reporting - Global Consolidations for Tyco International, Ltd., and held positions of increasing responsibility in the financial function at Honda of America Manufacturing Inc. from 1986 to 2004.
In connection with his employment, Mr. Hrivnak will receive an annual salary of $287,000 and be eligible to receive additional bonus compensation under the Company’s Management Incentive Compensation Plan with a target award of 40% of annual base salary. For fiscal year 2014, Mr. Hrivnak will receive a bonus payment equal to 100% of such target. His position also qualifies for participation in the Company’s equity compensation program, with any awards subject to approval by the Compensation Committee of the Company’s Board of Directors. He will also be eligible to participate in benefits programs generally available to other employees in similar positions of responsibility.

Mr. Hrivnak is eligible to receive relocation benefits consistent with Company policy including payment of the costs of moving household goods to Pittsburgh, PA; up to six months of temporary housing in Pittsburgh, PA in connection with the move; the closing cost on the sale of his home; and a tax gross-up equal to 30% of taxable income incurred as a result of relocation expenses. Such relocation benefits must be repaid if Mr. Hrivnak does not remain employed by the Company for 12 months. Additionally, the Company shall reimburse Mr. Hrivnak for reasonable travel expenses for travel between Dallas, TX and Pittsburgh, PA at the rate of two trips per month for a period of six months prior to his relocation to the Pittsburgh, PA area.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EDUCATION MANAGEMENT CORPORATION
By:      /s/ Mick J. Beekhuizen
Name: Mick J. Beekhuizen
Title: Executive Vice President & Chief Financial Officer
Dated: October 15, 2013